Exhibit 99.1

Fluor Corporation	Brett Turner
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	864.281.6976 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR CORPORATION ANNOUNCES CASH TENDER OFFER

IRVING, Texas (August 7, 2023) - Fluor Corporation (NYSE: FLR) (“Fluor” or the “Company”) today announced that it has commenced a cash tender offer to purchase (the “Offer”) any and all of the outstanding 3.500% Senior Notes due 2024 (the “2024 Notes”) as set forth in the table below.

Series of Notes	CUSIP/ISIN Numbers	Aggregate Principal Amount Outstanding	U.S. Treasury Reference Security(1)	Bloomberg Reference Page(1)	Fixed Spread(1)
3.500% Senior Notes due 2024	343412AC6 / US343412AC69	$381,014,000	1.000% UST due December 15, 2024	PX4	20 bps

(1) The consideration (the “Consideration”) payable per $1,000 principal amount of 2024 Notes validly tendered and accepted for purchase will be based on the fixed spread specified in the table above, plus the yield to maturity of the U.S. Treasury Reference Security based on the bid-side price of the U.S. Treasury Reference Security specified above at 11:00 a.m., New York City time, on August 11, 2023 (such date as it may be extended, the “Price Determination Date”). The Consideration does not include accrued interest, which will be paid on the 2024 Notes accepted for purchase by us as described herein. The tender offer is being made solely pursuant to the terms and conditions set forth in an Offer to Purchase, dated August 7, 2023 (the “Offer to Purchase”). Holders of the 2024 Notes are urged to carefully read the Offer to Purchase before making any decision with respect to the tender offer. The tender offer is not conditioned on any minimum amount of the 2024 Notes being tendered. Subject to applicable law, the Company may amend, extend or terminate the tender offer in its sole discretion. Capitalized terms used but not defined in this announcement have the meanings given to them in the Offer to Purchase.

The tender offer will expire at 5:00 p.m., New York City time, on August 11, 2023, unless extended or terminated by the Company (such time and date, as the same may be extended or terminated by the Company in its sole discretion, subject to applicable law, the “Expiration Date”). Tendered 2024 Notes may be withdrawn at or prior to the Expiration Date by following the procedures in the Offer to Purchase, but may not thereafter be validly withdrawn, unless otherwise required by applicable law.

Holders of 2024 Notes must validly tender and not validly withdraw their 2024 Notes, or submit a Notice of Guaranteed Delivery and comply with the related procedures, prior to the Expiration Date in order to be eligible to receive the Consideration. Accrued and unpaid interest will be paid on all 2024 Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the settlement date, which is expected to be on or about August 16, 2023. On the Price Determination Date, unless extended, the Company will issue a press release specifying, among other things, the Consideration for the 2024 Notes validly tendered and accepted. For holders who deliver a Notice of Guaranteed Delivery and all other required documentation at or prior to the Expiration Date, upon the terms and subject to the conditions set forth in the Offer to Purchase (including the Financing Condition and the General Condition), the deadline to validly tender their 2024 Notes using the guaranteed delivery procedures will be the second business day after the Expiration Date and is expected to be 5:00 p.m., New York City time, on August 15, 2023.

The purpose of the Offer is to extend the maturities of the Company’s outstanding indebtedness. The Company intends to fund the Offer with the net proceeds from a concurrent convertible senior notes offering, and the Offer is conditioned upon the success of such notes offering.

Additionally, the Company intends, but is not obligated, to repay pursuant to the satisfaction and discharge terms of the Indenture any and all 2024 Notes not purchased by the Company in the Offer, if any. However, there can be no assurance that any Notes will be repaid.

The Company has retained BofA Securities, BNP Paribas Securities Corp. and Wells Fargo Securities to act as the dealer managers and D.F. King & Co., Inc. to act as the tender and information agent for the tender offer. For additional information regarding the terms of the tender offer, please contact BofA Securities at +1 (888) 292-0070 (toll-free) or debt_advisory@bofa.com, BNP Paribas Securities Corp. at +1 (888) 210-4358 (toll-free) or dl.us.liability.management@us.bnpparibas.com, or Wells Fargo Securities at +1 (866) 309-6316 (toll-free) or liabilitymanagement@wellsfargo.com. Requests for copies of the Offer to Purchase and questions regarding the tendering of 2024 Notes may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers) or (800) 791-3319 (all others, toll-free) or email fluor@dfking.com. The Offer to Purchase, and the related Notice of Guaranteed Delivery can be accessed at the following link: www.dfking.com/fluor.

None of the Company, the Dealer Managers, the Tender and Information Agent or the trustee (nor any director, officer, employee, agent or affiliate of, any such person) makes any recommendation whether Holders should tender or refrain from tendering 2024 Notes in the Offer, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to tender their 2024 Notes and, if so, the principal amount of the 2024 Notes to tender.

This news release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. The Offer is only being made pursuant to the Offer to Purchase. Holders of the 2024 Notes are urged to carefully read the Offer to Purchase before making any decision with respect to the Offer.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is building a better world by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s 40,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $13.7 billion in 2022 and is ranked 303 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement and construction services for more than 110 years.

Forward-Looking Statements

This release may contain forward-looking statements (including without limitation information concerning the expected timing of the Offer, our ability to complete the Offer, other terms of the Offer including the General Conditions and Financing Condition, the successful completion of the concurrent convertible notes offering and statements to the effect that the Company or its management “will,” “believes,” “expects,” “anticipates,” “plans” or other similar expressions). Actual results may differ materially as a result of a number of factors. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning factors that could affect the Company’s results can be found in the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 21, 2023. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

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